UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 3)*

Under the Securities Exchange Act of 1934

ATHENE HOLDING LTD.

(Name of Issuer)

Class A Common Shares, par value $0.001

(Title of Class of Securities)

G0684D107

(CINS)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Insurance Solutions Group LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAM Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAM GP Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Life Asset Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1 Class A Common Share

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1 Class A Common Share

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1 Class A Common Share

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Palmetto Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings IV GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,096 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,096 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,096 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings V, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 220,000 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 220,000 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 220,000 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings V GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 220,000 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 220,000 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 220,000 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings VIII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 17,173,970 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,173,970 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,173,970 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 10.2%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings VIII GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 17,173,970 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 17,173,970 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 17,173,970 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 10.2%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Guarantor-Athene, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Investments, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA MIP Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 605,555 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 605,555 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 605,555 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) OO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,569,625 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,569,625 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,569,625 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Holdings GP Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,569,625 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,569,625 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,569,625 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) CO

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,205,525 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,175,181 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,205,525 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) PN

CINS No. G0684D107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,205,525 Class A Common Shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,175,181 Class A Common Shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,205,525 Class A Common Shares

10	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) OO

Item 1.                                                         (a)                                 Name of Issuer

Athene Holding Ltd.

(b)                                 Address of Issuer’s Principal Executive Offices

96 Pitts Bay Road

Pembroke, HM08, Bermuda

Item 2.                                                         (a)                                 Name of Person Filing

This Schedule 13G is filed by: (i)  Apollo Insurance Solutions Group LLC (“Insurance Solutions”), (ii) AAM Holdings, L.P. (“AAM Holdings”), (iii) AAM GP Ltd. (“AAM GP”), (iv) Apollo Life Asset Ltd. (“Apollo Life”), (v) Apollo Capital Management, L.P. (“Capital Management”), (vi) Apollo Capital Management GP, LLC (“Capital Management GP”), (vii) Apollo Palmetto Advisors, L.P. (“Palmetto Advisors”), (viii) Apollo Palmetto Management, LLC (“Palmetto Management”), (ix) Apollo Principal Holdings IV, L.P. (“Principal Holdings IV”), (x) Apollo Principal Holdings IV GP, Ltd. (“Principal Holdings IV GP”), (xi) Apollo Principal Holdings V, L.P. (“Principal Holdings V”), (xii) Apollo Principal Holdings V GP, Ltd. (“Principal Holdings V GP”), (xiii) Apollo Principal Holdings VIII, L.P. (“Principal Holdings VIII”), (xiv) Apollo Principal Holdings VIII GP, Ltd. (“Principal Holdings VIII GP”), (xv) AAA Guarantor-Athene, L.P. (“AAA Guarantor”), (xvi) AAA Investments, L.P. (“AAA Investments”), (xvii) AAA Associates, L.P. (“AAA Associates”), (xviii) AAA MIP Ltd. (“AAA MIP”), (xix) Apollo Alternative Assets, L.P. (“AAA”), (xx) Apollo International Management, L.P. (“Int’l Management”), (xxi) Apollo International Management GP, LLC (“Int’l Management GP”), (xxii) AAA Holdings, L.P. (“AAA Holdings”), (xxiii) AAA Holdings GP Ltd. (“AAA Holdings GP”), (xxiv) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

Insurance Solutions, Palmetto Advisors, Principal Holdings V, Principal Holdings VIII, AAA Guarantor, AAA Holdings, and Management Holdings each hold shares of the Class B Common Shares, par value $0.001 (the “Class B Shares”), of Athene Holding Ltd. (the “Issuer”).  The Class A Common Shares, par value $0.001 (the “Class A Shares”) of the Issuer reported as beneficially owned are obtainable upon conversion at the election of the holder on a one-for-one basis of the Class B Shares. AHL 2014 Investor II, L.P. (“AHL Investor II”) and AHL 2014 Investor GP, Ltd. (“AHL Investor GP”) were reporting persons on the initial Schedule 13G filing but no longer hold or beneficially own any of the Issuer’s shares.  AHL Investor II has been dissolved.

The sole member of Insurance Solutions is AAM Holdings. The general partner of AAM Holdings is AAM GP. The sole shareholder of AAM GP is Apollo Life.  Capital Management is the sole shareholder of Apollo Life.  The general partner of Capital Management is Capital Management GP.

Principal Holdings V GP is the general partner of Principal Holdings V, and Principal Holdings VIII GP is the general partner of Principal Holdings VIII.

Palmetto Management is the general partner of Palmetto Advisors.  Principal Holdings IV is the sole member of Palmetto Management, and Principal Holdings IV GP is the general partner of Principal Holdings IV.

AAA Investments is the general partner of AAA Guarantor.  AAA Associates is the general partner of AAA Investments.  AAA MIP is the general partner of AAA Associates.  AAA provides investment services to AAA Guarantor, AAA Investments, AAA Associates and AAA MIP. Int’l Management is the managing general partner of AAA.  Int’l Management GP is the general partner of Int’l Management.

AAA Holdings GP is the general partner of AAA Holdings. Management Holdings is the sole member and manager of Int’l Management GP and Capital Management GP, and the sole shareholder of AAA Holdings GP. Management Holdings GP is the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of Insurance Solutions is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of each of AAM Holdings, AAM GP, Apollo Life, Principal Holdings IV, Principal Holdings IV GP, Principal Holdings V, Principal Holdings V GP, Principal Holdings VIII, Principal Holdings VIII GP and AAA is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands.  The address of each of  Capital Management, Capital Management GP, Palmetto Advisors, AAA Guarantor, Int’l Management, Int’l Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019. The address of each of AAA Investments and Palmetto Management is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address for each of AAA Associates, AAA MIP, AAA Holdings, and AAA Holdings GP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

(c)                                  Citizenship

AAM Holdings, Principal Holdings IV, Principal Holdings V, Principal Holdings VIII, and AAA are each exempted limited partnerships registered in the Cayman Islands.  Apollo Life, AAM GP, Principal Holdings IV GP, Principal Holdings V GP and Principal Holdings VIII GP are each exempted companies registered in the Cayman Islands.  Palmetto Advisors, Capital Management, AAA Guarantor, AAA Investments, Int’l Management, and Management Holdings are each Delaware limited partnerships.  Insurance Solutions, Capital Management GP, Palmetto Management, Int’l Management GP, and Management Holdings GP are each Delaware limited liability companies.  AAA Associates, AAA Holdings, and AAA Holdings GP are each Guernsey limited partnerships.  AAA MIP is a limited company incorporated in Guernsey.

(d)                                 Title of Class of Securities

Class A Common Shares, par value $0.001.

(e)                                  CINS Number

G0684D107

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

(a)                                 Amount beneficially owned:

Insurance Solutions	1
AAM Holdings	1
AAM GP	1
Apollo Life	1
Capital Management	1
Capital Management GP	1
Palmetto Advisors	80,096
Palmetto Management	80,096
Principal Holdings IV	80,096
Principal Holdings IV GP	80,096
Principal Holdings V	220,000
Principal Holdings V GP	220,000
Principal Holdings VIII	17,173,970
Principal Holdings VIII GP	17,173,970
AAA Guarantor	605,555
AAA Investments	605,555
AAA Associates	605,555
AAA MIP	605,555
AAA	605,555
Int’l Management	605,555
Int’l Management GP	605,555
AAA Holdings	1,569,625
AAA Holdings GP	1,569,625
Management Holdings	2,205,525
Management Holdings GP	2,205,525

The Class A Shares of the Issuer reported as beneficially owned are obtainable upon conversion of the Class B Shares of the Issuer at the election of the holder on a one-for-one basis.  The number of shares reported as beneficially owned by Management Holdings and Management Holdings GP include 30,344 shares of Class B Shares that have been granted to employees and are held by Management Holdings as custodian, and which Management Holdings has the authority to vote.

Principal Holdings V, Principal Holdings VIII, Insurance Solutions, Palmetto Advisors, AAA Associates, AAA Holdings, and Management Holdings each disclaims beneficial ownership of all of the Class A Shares included in this report other than the Class A Shares issuable upon conversion of the Class B Shares held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities

Exchange Act of 1934, as amended, or for any other purpose.  AHL Investor GP, Principal Holdings V GP, Principal Holdings VIII GP, AAM Holdings, AAM GP, Apollo Life, Palmetto Management, Principal Holdings IV, Principal Holdings IV GP, Capital Management, Capital Management GP, AAA Guarantor, AAA Investments, AAA MIP, AAA, Int’l Management, Int’l Management GP, AAA Holdings GP, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, and the directors, as well as executive officers, of Principal Holdings V GP and Principal Holdings IV GP, each disclaim beneficial ownership of all Class A Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)                                 Percent of class:

Insurance Solutions	0.0%
AAM Holdings	0.0%
AAM GP	0.0%
Apollo Life	0.0%
Capital Management	0.0%
Capital Management GP	0.0%
Palmetto Advisors	0.0%
Palmetto Management	0.0%
Principal Holdings IV	0.0%
Principal Holdings IV GP	0.0%
Principal Holdings V	0.1%
Principal Holdings V GP	0.1%
Principal Holdings VIII	10.2%
Principal Holdings VIII GP	10.2%
AAA Guarantor	0.4%
AAA Investments	0.4%
AAA Associates	0.4%
AAA MIP	0.4%
AAA	0.4%
Int’l Management	0.4%
Int’l Management GP	0.4%
AAA Holdings	0.9%
AAA Holdings GP	0.9%
Management Holdings	1.3%
Management Holdings GP	1.3%

The percentage amounts are based on a total of 168,559,485 shares of Class A common stock, comprising the sum of 143,135,828 outstanding shares of Class A common stock and 25,433,465 shares of Class A common stock issuable upon conversion of shares of the Class B common stock, in each case outstanding as of November 12, 2019, and as reported on the Issuer’s Proxy Statement filed with the Securities and Exchange Commission on January 6, 2020. Shares of Class B common stock are convertible into shares of Class A common stock at any time at the option of the holder, with prior notice to the company, on a one-for-one basis. The percentage of beneficial ownership assumes the conversion of all of the Class B Shares held by the Reporting Persons, but does not give effect to certain provisions of the Issuer’s bye-laws that would limit the Reporting Persons’ voting rights upon conversion.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

Insurance Solutions	1
AAM Holdings	1
AAM GP	1
Apollo Life	1
Capital Management	1
Capital Management GP	1
Palmetto Advisors	80,096
Palmetto Management	80,096
Principal Holdings IV	80,096
Principal Holdings IV GP	80,096
Principal Holdings V	220,000
Principal Holdings V GP	220,000
Principal Holdings VIII	17,173,970
Principal Holdings VIII GP	17,173,970
AAA Guarantor	605,555
AAA Investments	605,555
AAA Associates	605,555
AAA MIP	605,555
AAA	605,555
Int’l Management	605,555
Int’l Management GP	605,555
AAA Holdings	1,569,625
AAA Holdings GP	1,569,625
Management Holdings	2,205,525
Management Holdings GP	2,205,525

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

Insurance Solutions	1
AAM Holdings	1
AAM GP	1
Apollo Life	1
Capital Management	1
Capital Management GP	1
Palmetto Advisors	80,096
Palmetto Management	80,096
Principal Holdings IV	80,096
Principal Holdings IV GP	80,096
Principal Holdings V	220,000
Principal Holdings V GP	220,000
Principal Holdings VIII	17,173,970
Principal Holdings VIII GP	17,173,970
AAA Guarantor	605,555
AAA Investments	605,555
AAA Associates	605,555
AAA MIP	605,555
AAA	605,555
Int’l Management	605,555
Int’l Management GP	605,555
AAA Holdings	1,569,625
AAA Holdings GP	1,569,625
Management Holdings	2,175,181
Management Holdings GP	2,175,181

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2020

APOLLO INSURANCE SOLUTIONS GROUP LLC

By:		/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

AAM HOLDINGS, L.P.

By:		AAM GP Ltd.
its general partner

	By:	/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

AAM GP LTD.

By:		/s/ Angelo Lombardo
Angelo Lombardo
Senior Vice President, General Counsel and Secretary

APOLLO LIFE ASSET LTD.

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO ADVISORS, L.P.

By:		Apollo Palmetto Management, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PALMETTO MANAGEMENT, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV, L.P.

By:	Apollo Principal Holdings IV GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS V, L.P.

By:	Apollo Principal Holdings V GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS V GP, LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS VIII, L.P.

By:	Apollo Principal Holdings VIII GP, Ltd.
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO PRINCIPAL HOLDINGS VIII GP, LTD.

By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA GUARANTOR - ATHENE, L.P.

By:	AAA Investments, L.P.
its general partner

	By:	Apollo Alternative Assets, L.P.
its service provider

		By:	Apollo International Management L.P.,
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA INVESTMENTS, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA ASSOCIATES, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA MIP LTD.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

			By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President

AAA HOLDINGS, L.P.

By:		AAA Holdings GP Ltd.
its general partner

	By:	/s/ John Suydam
John Suydam
Director

AAA HOLDINGS GP LTD.

By:		/s/ John Suydam
John Suydam
Director

APOLLO MANAGEMENT HOLDINGS, L.P.

By:		Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William B. Kuesel
William B. Kuesel
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:		/s/ William B. Kuesel
William B. Kuesel
Vice President